EXCLUSIVE OPTION TO PURCHASE LICENSE, MANUFACTURING AND MARKETING AGREEMENTS

RECITALS:

WHEREAS, Rubber Research Elastomerics, Inc. [RRE] is the holder of such technology and patents as they relate to the Tirecycle™ and Fibercycle™ technology and products; and

WHEREAS, Riviera Investments, Inc., [RIVIERA] is a corporation duly certified and filed and licensed in the State of California for investment and all other purposes, including the purpose of research, marketing and production of recycled and activated rubber products; and

WHEREAS, RRE and RIVIERA intend to enter into this agreement [AGREEMENT] regarding an exclusive option to purchase licenses for the current technology held by RRE; and,

WHEREAS, RRE and RIVIERA also intend to enter into this AGREEMENT regarding exclusive option rights, to purchase existing option agreements or licenses if they should lapse or otherwise become available; and,

WHEREAS, RRE acknowledges the value and importance of RIVIERA as a business entity with an interest in actively commercializing the full range of Tirecycle™ compounds throughout the geographic areas described in this exclusive option agreement, and this effort of commercialization is of critical importance to RRE, because the creation and validation of commercial accounts and the enhancement of market franchise, through visible international promotion, benefits RRE and all of its' licensees;

NOW THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. That the above Recitals are incorporated herein by reference; and,

2. That RIVIERA has paid the sum of Fifteen-Thousand and no/100 dollars ($15,000.00) the sum of which is hereby acknowledged by RRE as the initial payment for the following Exclusive Options. RIVIERA shall pay the sum of Fifteen-Thousand and no/100 dollars, on a yearly basis, for ten years for a total of One-Hundred-Fifty-Thousand and no/100 dollars ($150,000.00) in consideration for said Exclusive Options, which include all option rights or rights of first refusal further described in paragraph 3, and which Exclusive Options as well as other described rights, shall then continue in force without

further payments. Said payments shall be due on execution of this agreement and no later than May 30th, of each successive year. Failure to make a payment when due shall extinguish the Options contained herein, except that, because such failure could result from inadvertance, or failure of the means of transmittal of the payment, therefore RRE shall have the obligation to notify RIVIERA (including, if not unreasonable, by means specified in advance for such purpose by RIVIERA), of any such failure, allowing 30 days after such notification for RIVIERA to make such payment before the options and agreements contained herein are extinguished.

3. That RRE extends to RIVIERA Inc. the Exclusive Option to purchase License. Manufacturing and Marketing Agreements at the standard rate of One-Hundred-Thousand and no/100 ($100,000.00) per license for the states/countries/regions described as follows IF THEY ARE NOT IN CONTRADICTION WITH EXISTING AGREEMENTS made by RRE, as those existing agreements are enumerated in paragraphs I through IV below. Except as differently specified herein, terms of these License, Manufacturing and Marketing Agreements shall be patterned in all respects (except ownership) after the language and terms specified for such agreements in that certain LICENSE, MANUFACTURING AND MARKETING AGREEMENT between 2PCR, L.L.C. and RRE, dated February 28, 2006, and signed by Fred Stark Jr. CEO of RRE and D.M. Wells. Manager, 2PCR, the text of which is hereby included by reference. The parties hereto agree that inclusion by reference of any part or all of the text of this February 2006 agreement into this AGREEMENT shall be valid and shall not interfere with the enforceability of this AGREEMENT even if the February 2006 agreement is subsequently terminated or for any reason is judged not to be in force or to be unenforceable. Also according to that February 2006 document, these pre-existing agreements included, at the time the February 2006 agreement was signed, the following:

(I) "(f) Potential NewOptions regions further defined. RRE has indicated that there are existing Licenses or Options Agreements covering the following geographic areas: (1) Australia, (2) Taiwan, (3) Mainland China, (4) The countries for which an option is owned by 4500 Main. LLC *(these are described by a map contained in that Option Agreement, and appear to be countries identified by enclosing them within a "bolded" border, which are (a) part, (but apparently not all) of the United Kingdom, (b) Ireland, (c) Norway, (d) Portugal, (e) the Netherlands, (f) Poland, (g) Italy, (h) Romania, (i) Turkey. In addition, possibly Switzerland, Denmark, Slovenia, Latvia and Albania are included, but it seems unclear from the available reproduction of said map whether their borders have, in fact, been "bolded", if indeed this bolding is what indicates which countries are included in the agreement.)* As indicated above, all other countries, except those enumerated above, and those included in the Geographical Area, are subject to the provisions of this Section 9 regarding Rights of First Refusal granted to 2PCR."

(II) In addition, RRE has, in an agreement dated 04/20/2006, granted exclusive option rights to a region loosely described as "the MIDDLE EAST", and further described in more detail in that 04/20/2006 agreement, between RRE and Riviera Investments Inc., which is hereby included by reference.

(III) Further, RRE has, in an agreement dated 05/02/2006, granted exclusive option rights to a region loosely described as "Central and South America and the Carribean ", and further described in more detail in that 05/02/2006 agreement, between RRE and Riviera Investments Inc., which is hereby included by reference

(IV) Moreover, the so-called Geographical Area, referred to in the paragraph above numbered "(I)" and titled "(f) Potential NewOptions regions further defined.", encompasses all of Canada, the United States and Mexico, which entire region of North America is also subject to existing agreements.

Now therefore, a major purpose of this agreement is for RIVIERA to purchase Exclusive Options for the purchase of License, Manufacturing and Marketing Agreements limited to Europe and Asia, as more broadly defined below, and covering all parts of the regions described below as the GEOGRAPHICAL AREA that are NOT currently covered by the already existing agreements specifically described in the preceding four paragraphs (Roman numerals I through IV); and

Another major purpose of this agreement is for RRE to allow RIVIERA to purchase Exclusive Rights to purchase or repurchase any existing option agreement, or any existing License Manufacturing and Marketing Agreement, in any part of the regions described below as either (1) the GEOGRAPHIC AREA, or (2) "any portion of North America" [which Exclusive Rights shall be hereinafter referred to as the EXCLUSIVE REPURCHASE RIGHTS FOR EUROPE - ASIA AND NORTH AMERICA], if any such agreement either lapses or becomes available for purchase or repurchase due to any other reason. For example but not by way of exclusion, if the owner of any such agreement wishes to sell or transfer any such agreement to any other entity, and if the terms of the agreement between such owner and RRE indicate that the approval of RRE is required for such sale or transfer, then, by this AGREEMENT, RRE agrees that it shall require that RIVIERA shall be given the right of first refusal regarding any such sale or transfer, and at the most favorable price enforceable under the applicable agreements or that, if RRE has the option to simply block such sale, by failing to approve it or by any other means, then RIVIERA shall have this same right, at its sole discretion. In the case of this particular example, RRE and RIVIERA agree to the following provision in favor of 2PCR: RIVIERA, notwithstanding any of the other language in this AGREEMENT, shall automatically allow RRE to grant such right of transfer or sale of a LICENSE, MANUFACTURING AND MARKETING AGREEMENT if it is

2PCR (or a successor of 2PCR) which is the owner of such LICENSE, MANUFACTURING AND MARKETING AGREEMENT prior to such proposed transfer or sale. This AGREEMENT for the Exclusive Repurchase Rights for Europe, Asia and North America shall act as a right of first refusal, and purchase of this right of first refusal, by RIVIERA, from RRE, in this AGREEMENT, has the approval of D.M. Wells in his capacity as a signatory of the LICENSE, MANUFACTURING AND MARKETING AGREEMENT between 2PCR L.L.C. and RRE, dated February 28, 2006, and signed by Fred Stark Jr. CEO of RRE and D.M. Wells, Manager, 2PCR. By these terms, 2PCR is allowing Riviera to purchase such rights under the terms of that agreement and RRE agrees to grant such purchase by RIVIERA even if such approval and direction by D.M.Wells (or 2PCR) is subsequently found to be unnecessary for any reason, or if there is any flaw or interruption in that earlier agreement.

RIVIERA's right of first refusal can be transferable by RIVIERA to 2PCR, in individual cases, as follows: As long as this AGREEMENT between Riviera and RRE may be in force, IF during such period Riviera Investments declines to exercise its Right of First Refusal regarding the purchase of any existing RRE agreements, which lapse or otherwise become available at any time, THEN, at the sole direction of RIVIERA, that right of first refusal, for a specific lapsing or otherwise available agreement, may first revert to 2PCR or its successor entities, and 2PCR shall then enjoy the same right of first refusal as RIVIERA for that particular transaction so specified.

Subject to the preceding paragraphs, which are incorporated herein by reference, RRE extends to Riviera Investments Inc. the Exclusive Option to purchase License Manufacturing and Marketing Agreements in the whole area of Europe and Asia [the GEOGRAPHIC AREA], and the right of first refusal to purchase any pre-existing agreements that may lapse or become available for sale, or be subject to the approval of RRE for transfer or sale by any existing owner, in either (1) the GEOGRAPHIC AREA or (2) in any part of North America (the EXCLUSIVE REPURCHASE RIGHTS FOR EUROPE, ASIA AND NORTH AMERICA). By way of example, but not exclusion, some examples of the countries, regions or dependencies which are included in the GEOGRAPHIC AREA are as follows *(In some cases countries or regions named may overlap or be contained within, or be owned by, others of the named countries or regions given as examples)*: Albania, Andorra, Armenia, Australia, Austria, Bali, Belarus, Belgium Bhutan, Borneo, Bosnia, Brunei, Bulgaria, Burma, Cambodia, Caroline Islands, Croatia, Cyprus, Czech Republic, Denmark, East Timor, Estonia, Faeroe Islands, Federated States of Micronesia, Finland, Fiji, France, French Polynesia, Georgia, Germany, Gibraltar, Gilbert Islands, Greece, Hainan, Herzegovina, Hong Kong, Hungary, Iceland, Indonesia, Ireland, Italy, Japan, Java, Kosovo, Kurile Islands, Laos, Latvia, Liechtenstein, Lithuania, Luxembourg,

Macedonia, Mainland China, Malaysia, Maldives, Malta, Mariana Islands, Marshall Islands, Monaco, Montenegro, Moldavia, Myanmar, Netherlands, New Caledonia, New Guinea, New Hebrides, New Zealand, North Korea, Norway, Okinawa, Oceanic Islands, Peoples Republic of China, Philippines, Phuket, Portugal, Republic of China, Romania, Russian Federation, Ryukyu Islands, Samoa, San Marino, Serbia, Singapore, Slovakia, Slovenia, Solomon Islands, Sumatra, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand, Tonga, Turkey, Ukraine, United Kingdom, Vietnam, and Yugoslavia.

4. That the parties to this AGREEMENT certify that the agreement is entered into consistent with, and all its terms are in agreement with, the agreement between 2PCR, L.L.C. and RRE, dated February 28, 2006, and signed by Fred Stark Jr. CEO of RRE and D.M. Wells, Manager, 2PCR, if this latter agreement is still valid. If applicable then this AGREEMENT may be considered one of the "NewOptions Agreements" as described in that earlier document, in which case the costs shall be as specified herein, as if these costs were the result of the calculation specified therein for NewOptions Agreements. RRE agrees not to build, own or operate production facilities in the areas described in this Exclusive Option Agreement or in the areas described in the agreement for the EXCLUSIVE REPURCHASE RIGHTS FOR EUROPE, ASIA AND NORTH AMERICA (collectively this AGREEMENT) as long as the AGREEMENT is still in force.

5. That the parties to this AGREEMENT wish to make the AGREEMENT contingent upon the success of the Closing event between LAEL and Biz Capital, in which LAEL is required to supply funding of $1,140,000.00 to Biz Capital in return for the release of an approximately $6.5 million dollar loan from Biz Capital to LAEL (sometimes referred to by Biz Capital as the LAEL INTERMEDIATE CLOSING), and that the parties to this AGREEMENT are committed to work diligently to create a flourishing Tirecycle® plant, by any means available, if blocked or delayed in reaching the immediate goal just referred to, now therefore, the parties to this AGREEMENT certify that RRE, but not RIVIERA, has the right to rescind this agreement if the LAEL financing does not succeed, as more specifically defined below:

   (a) The LAEL financing shall be deemed to have <u>succeeded</u> if any of the following have happened:

      (i) The Investor Group has succeeded in delivering $1.5 million to LAEL in time for the Closing between LAEL and Biz Capital to occur; or

(ii) LAEL is able to start spending the approximately $6.5 million loan, or has funding from some other source, either as certified to Fred Stark by Mike Wells or as shown by the fact that LAEL or any other LAEL successor or any Tirecycle® licensee operating in Louisiana, has spent more than $2.0 million dollars from any source; or

(iv) RRE has completed shipments of "treatments" or any RRE proprietary materials in an aggregate amount of more than 40,000 pounds to the LAEL plant, or to any plant in Louisiana or the States adjoining Louisiana.

(b) The LAEL financing shall be deemed to have been unsuccessful if all of the following have happened:

(I) None of the events in the preceding paragraph (a) have occurred within 24 months; and

(ii) the Biz Capital agreement with LAEL is withdrawn; and

(iii) it is apparent that the USDA loan guarantee cannot somehow otherwise be accessed, as, for instance by substituting another bank for Biz Capital, or by resubmitting or transferring the USDA application, or by making a substantially similar USDA application for another site; and

(iv) Mike Wells states that the financing has failed.

(c) If the LAEL financing is deemed, at any time to have succeeded, as indicated by one of the criteria in (a) above, then this AGREEMENT is deemed to be complete, and no longer subject to any possibility of rescission.

(d) If the LAEL financing is deemed to have failed, as indicated by the fact that none of the events in paragraph (a) have occurred, and that all of the events in paragraph (b) have occurred, then RRE has the option, but not the requirement, to notify RIVIERA that it is rescinding this AGREEMENT. For such notice of rescission to be effective, RRE must not only notify RIVIERA, but must also state what evidence it has to support the claim that the terms for rescission are met, and it must return to RIVIERA all monies spent by Riviera under this Contract (including any further payments which might have been made by RIVIERA to keep the AGREEMENT current). By contrast, Riviera has no right to demand rescission of this AGREEMENT, or

any return of monies, if the LAEL financing fails, but in such case the AGREEMENT shall be deemed to be complete and no longer subject to any possibility of rescission, if it is not rescinded by RRE, and the monies returned, as specified above, within 26 months from the date of this document.

5. That upon completion of the annual payments in two (2) above, RIVIERA, Inc. will own durable continuing rights to all of the options, agreements, rights of first refusal and/or any other rights specified in this AGREEMENT for all of the geographic areas described in three (3) above, just as it did in the period during which the annual payments were being made.

6. Severability: If any provision of this AGREEMENT is invalid or unenforceable under applicable law, it shall not affect the validity or enforceability of the remainder of the terms of this AGREEMENT.

7. Entire Agreement: This Agreement and all documents referred to herein contain the entire and exclusive agreement and understanding between the parties on the subject matter contained herein and supersedes all prior agreements, understandings and arrangements relating thereto. No representation, undertaking or promise shall be taken to have been given or implied from anything said or written in negotiations between the parties prior to this Agreement except as may be expressly stated in this Agreement.

IN WITNESS WHEREFORE, the parties hereto have executed this agreement as of the day and year first written below:

Rubber Research Elastomerics, Inc.	Riviera Investments, Inc.
By: [signature] May 4, 2006	By: [signature]
Fred Stark, Jr., CEO	Winston Salser, President

Dated: May 3, 2006